Exhibit 21.1

Schedule of Subsidiaries of FTI Consulting, Inc.

Name	Jurisdiction of Incorporation or Formation

FTI Cambio LLC	Maryland

FTI Capital Advisors, LLC (broker-dealer registered with NASD)	Maryland

FTI Compass, LLC	Maryland

FTI Consulting Limited	United Kingdom

FTI Financial Services Limited	United Kingdom

FTI Investigations, LLC	Maryland

FTI IP, LLC	Maryland

FTI, LLC	Maryland

FTI Repository Services, LLC	Maryland

FTI Ringtail (AUST) PTY LTD	Australia

Lexecon, LLC	Maryland

Reynolds Technologies International, LLC	Maryland

Technology & Financial Consulting, Inc.	Texas

Teklicon, Inc.	California